Exhibit 99.1

FOR IMMEDIATE RELEASE

BRC Group Holdings, Inc. Announces Retirement of Approximately $37.9 Million in Outstanding Debt Through Bond-for-Equity Exchanges and Repurchases

Redemption of Approximately $96 Million of 5.50% Senior Notes due 2026 (RILYK) on March 30, 2026

Fourth Quarter and Full Year 2025 Financial Results to be Released by March 31, 2026

LOS ANGELES, March 12, 2026 – BRC Group Holdings, Inc. (NASDAQ: RILY) ("BRCGH" or the "Company"), today announced a series of transactions with a long-time institutional investor pursuant to Section 3(a)(9) of the Securities Act of 1933, which will, upon closing of the final transaction, result in the cancellation of 1,343,551 units of its publicly-traded senior notes across multiple outstanding series in exchange for the issuance of an aggregate of 4,201,300 shares of the Company’s common stock at an average price of $7.0933 per share.

In addition, the Company repurchased 171,703 units of its 5.0% senior notes due 2026 (RILYG) for approximately $4.0 million in cash. Upon closing of these transactions, these publicly-traded senior notes will no longer be outstanding. Upon closing of the final 3(a)(9) transaction scheduled for March 13, 2026, the Company’s outstanding debt will be reduced by approximately $37.9 million.

As previously announced, on March 30, 2026, the Company will also redeem its 5.50% Senior Notes due 2026 (RILYK) in the aggregate principal amount of approximately $96 million.

Bryant Riley, Chairman and Co-Chief Executive Officer of BRCGH, said: “These senior note transactions, combined with continued appreciation in our investment portfolio, have further reduced our net debt position beyond the preliminary estimates communicated for December 31, 2025. We will continue to utilize multiple strategies to reduce debt and invest in our business.

“The Company values the enormous effort required by its team and business partners to file three Quarterly Reports on Form 10-Q between November 20, 2025 and January 14, 2026. Bringing these filings current while driving strong progress on our annual audit in an accelerated timeframe demonstrates the strength and resolve of our team — and positions us well for the road ahead. We look forward to discussing the Company and taking questions on the earnings call by the end of March.”

With our new auditor onboarding late in September 2025, and the subsequent filing of the Quarterly Reports for Q1, Q2 and Q3 2025, the Company determined it requires additional time to complete and file its 2025 Annual Report. By filing the Notification of Late Filing on Form 12b-25 with the Securities and Exchange Commission (“SEC”) by March 17, 2026, the deadline to file its Annual Report on Form 10-K will be automatically extended by 15 additional days. The Company expects to file its 2025 Annual Report on or before the extended deadline of March 31, 2026, and to announce the timing of its earnings release and earnings call next week.

www.brcgh.com | NASDAQ: RILY	1

No Offer or Solicitation

This press release does not constitute an offer to sell or exchange or a solicitation of an offer to buy or exchange any securities, nor shall it constitute an offer to sell, solicitation, exchange or sale of securities in any jurisdiction in which such an offer, solicitation, exchange or sale would be unlawful.

About BRC Group Holdings, Inc.

BRC Group Holdings, Inc. (Nasdaq: RILY) is a diversified holding company, including financial services, telecom, and retail, and investments in equity, debt and venture capital. Our core financial services platform provides small cap and middle market companies customized end-to-end solutions at every stage of the enterprise life cycle. Our banking business offers comprehensive services in capital markets, sales, trading, research, merchant banking, M&A, and restructuring. Our wealth management business offers wealth management and financial planning services including brokerage, investment management, insurance, and tax preparation. Our telecom businesses provide consumer and business services including traditional, mobile and cloud phone, internet and data, security, and email. Our retail businesses provide mobile computing accessories and home furnishings. BRCGH deploys its capital inside and outside its core financial services platform to generate shareholder value through opportunistic investments. For more information, please visit www.brcgh.com.

Forward-Looking Statements

Statements made in this press release that are not descriptions of historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on management’s current expectations and assumptions and are subject to risks and uncertainties. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition, and stock price could be materially negatively affected. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of today’s date. The Company assumes no duty to update forward-looking statements, except as required by law. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s performance or achievements to be materially different from any expected future results, performance, or achievements. Actual future results, performance or achievements may differ materially from historical results or those anticipated depending on a variety of factors, some of which are beyond the control of the Company, including, but not limited to, the risks described from time to time in the Company’s periodic filings with the SEC, including, without limitation, the risks described in the Company’s 2024 Annual Report on Form 10-K, its Quarterly Report on Form 10-Q for the period ended March 31, 2025, its Quarterly Report on Form 10-Q for the period ended June 30, 2025 and its Quarterly Report on Form 10-Q for the period ended September 30, 2025 under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” (as applicable). These factors should be considered carefully, and readers are cautioned not to place undue reliance on such forward-looking statements.

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Contacts

Investors

Mike Frank

mfrank@brcgh.com

Media

Elizabeth Fogerty

efogerty@brcgh.com

www.brcgh.com | NASDAQ: RILY	2